Exhibit 97.1

HUDBAY MINERALS INC.

INCENTIVE-BASED COMPENSATION CLAWBACK POLICY

1. Purpose

This incentive-based compensation clawback policy (the "Policy") has been adopted by the  Board of Directors (the "Board") of Hudbay Minerals Inc. (the "Company") in order to allow the Board to require, in specific situations, the reimbursement of short-term or long-term incentive compensation received by an Executive Officer (as defined below).  The Board believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company's pay-for-performance compensation philosophy.

2. Definitions

For purposes of this Policy, the following terms shall have the meanings set forth below:

"Excess Incentive-Based Compensation" means (i) the amount by which any Incentive-Based Compensation that is approved, granted, awarded or paid to an Executive Officer based on erroneous or inaccurate data contained in Materially Non-Compliant Financial Statements as originally publicly filed exceeds the amount of any Incentive-Based Compensation that otherwise would have been approved, granted, awarded or paid to such Executive Officer based on the correct data contained (or to be provided in) in any subsequent restatement or other correction of such Materially Non-Compliant Financial Statements or (ii) the amount by which any Incentive-Based Compensation that is approved, granted, awarded or paid to an Executive Officer following a Wrongful Act of an Executive Officer of which the Board was not aware exceeds the amount of any Incentive-Based Compensation that otherwise would have been approved, granted, awarded or paid to such Executive Officer had the Board been aware of the Executive Officer's involvement in a Wrongful Act.  The amount of Excess Incentive-Based Compensation shall be determined on a gross basis without any regard to any tax payment obligations of an Executive Officer with respect to the Incentive Compensation in question.

"Executive Officers" means Company's president, principal financial officer, principal accounting officer (or if there is no such accounting officer, the controller), any vice-president of the Company in charge of a principal business unit, division, or function (such as sales, administration, or finance), any other officer who performs a policy-making function, any other person who performs similar policy-making functions for the Company or any other officer of the Company who reports directly to the Chief Executive Officer. Executive officers of the Company's subsidiaries are deemed executive officers of the Company if they perform such policy making functions for the Company. Both current and former executive officers as defined above are included as "Executive Officers" for purposes of this Policy.

"HR Committee" means the Compensation and Human Resources Committee of the Board or such other committee as the Board may, from time to time, appoint to oversee the application of this Company's executive compensation policies.

As in effect March 2023

"Incentive-Based Compensation" means any variable compensation (for greater certainty, not including base salary), including cash bonuses, stock options, share units and other incentive compensation (cash or equity-based, whether vested or unvested) awarded as compensation, the amount or payment of which is based in whole or in part on a measure or measures (whether quantitative or qualitative) that are intended to serve as an incentive for performance, notwithstanding whether such compensation is determined in whole or in part on an objective, subjective or discretionary basis by the person(s), Board or committee of the Board setting the amount or determining payment of such compensation, which is approved, granted, awarded or paid to an Executive Officer by the Company on or after the Effective Date.

"Lookback Period" means the three-year period preceding the date on which the Company (a)

reasonably determines (or should have determined) that it is required to prepare an accounting restatement to correct the Materially Non-Compliant Financial Statements or (b) discovers the Wrongful Act.

"Materially Non-Compliant Financial Statements" means any financial statements of the Company where (a) a  restatement of the financial statements (a "Restatement") is required due to (i) material non-compliance with any financial reporting requirement under applicable securities laws, other than the retrospective application of a change or amendment in accounting principles, or (ii) any materially inaccurate misstatement of the Company's earnings, revenues, gains or other similar criteria; or (b) the Company's financial results are found to be inaccurate in a manner that materially affects the calculation of compensation for Executive Officers but does not give rise to a restatement.

"Wrongful Act" means any material breach of the Company's Code of Conduct, as amended from time to time, that results in the termination of the Executive Officer's employment.

3. Recoupment of Excess Incentive-Based Compensation

In the event of Materially Non-Compliant Financial Statements or if the Board determines in its sole discretion that the Executive Officer has been involved in any Wrongful Act on or following the Effective Date, the Board will review all Incentive-Based Compensation paid, granted or awarded to, or received or earned by, or vested in favour of, Executive Officers on the basis of having attained any financial reporting measure during the current period and the Lookback Period.

In the event that the Board determines that a Restatement is required the Board shall recoup any Excess Incentive-Based Compensation paid, granted or awarded to, or received or earned by, or vested in favour of, any current or former Executive Officer during the current period and the Lookback Period.

If (i) the Materially Non-Compliant Financial Statements do not require a Restatement or (ii) the Board determines in its sole discretion that an Executive Officer has been involved in any Wrongful Act on or following the Effective Date, the Board may determine the amount of any Excess Incentive-Based Compensation and seek to recoup such Excess Incentive-Based Compensation paid, granted or awarded to, or received or earned by, or vested in favour of, any current or former Executive Officer during the current period and the Lookback Period.

As in effect March 2023

4. Limitation on Recoupment Period

Any recoupment under Section 3 of this Policy shall be in respect of Incentive-Based Compensation paid, granted or awarded to, or received or earned by, or vested in favour of, any current or former Executive Officer in the current period and the Lookback Period.

5. Means of Recoupment

The Board shall have the sole discretion and authority to determine the means by which any reimbursement required by this Policy shall occur.  Reimbursement may, without limitation, (a) require the Executive Officer to repay all or a portion of any cash bonus (including any performance bonus) or other Incentive-Based Compensation granted, awarded or paid to the Executive Officer; (b) cancel all or a portion of any unvested or vested Incentive-Based Compensation granted, awarded or paid to the Executive Officer; (c) require the Executive Officer to repay all or a portion of any gains realized by the Executive Officer on the exercise of stock options or other equity-based compensation; (d) offset the recoupment/clawback amount against any current or future Incentive-Based Compensation; or (e) combine any of items (a) to (d) above.

If the Board cannot determine the amount of Excess Incentive-Based Compensation received by the Executive Officer directly from the information in a Restatement, then it will make its determination based on a reasonable estimate of the effect of such Restatement.

6. Effective Date

This Policy shall be effective as of March 29, 2023 (the "Effective Date") and shall apply to all individuals who are or become Executive Officers on or after the Effective Date in respect of all Incentive-Based Compensation paid, granted, awarded, received, earned or vested in respect of the financial year ending December 31, 2022 and all subsequent periods, whether before or after they became Executive Officers.

7. Board Authority

All determinations, decisions and interpretations to be made under this Policy shall be made by the Board, on the recommendation of the HR Committee. Any determination, decision or interpretation made by the Board under this Policy shall be final, binding and conclusive on all parties. This Policy may be amended or terminated at any time by the Board.

8. Administration of the Policy

Any applicable award agreement, form or other document setting forth the terms and conditions of any Incentive-Based Compensation covered by the Policy which is approved, granted, awarded or paid on or after the Effective Date shall be deemed to include the restrictions imposed herein and incorporate the Policy by reference and, in the event of any inconsistency, the terms of the Policy will govern.

Any determinations of the Board under this Policy shall be binding on the applicable Executive Officer.

As in effect March 2023

To the extent necessary and where permitted by law, this Policy shall constitute an agreement to extend and to exclude the applicability of any statute of limitations (including, without limitation, the Limitations Act, 2002 (Ontario)) for recoupment by the Company of any Excess Incentive-Based Compensation or Incentive-Based Compensation.

Executive Officers shall not be entitled to any indemnification by or from the Company with respect to any amounts they are required to repay or forfeit pursuant to this Policy. Further, the Company shall not pay or reimburse any Executive Officers for any insurance policy entered into by an Executive Officer that provides for full or partial coverage of any recoupment obligation under this Policy.

9. No Impairment of Other Remedies

Any recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company under applicable law, including, without limitation, (a) dismissing the Executive Officer, (b) adjusting the future compensation of the Executive Officer or (c) authorizing legal action or taking such other action to enforce the Executive Officer's obligations to the Company as it may deem appropriate in view of all of the facts and circumstances surrounding the particular case.

10. Impracticability

The Board shall recover any Excess Incentive-Based Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Securities Exchange Act of 1934, as amended, and the New York Stock Exchange's listing standards or the listing standards of any other national securities exchange on which the Company's securities may be listed.

As in effect March 2023